Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Marpai, Inc. on Amendment No. 1 to Form S-1 of our report dated March 29, 2023, except for Note 18, as to which the date is August 23, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marpai, Inc. and subsidiaries as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Melville, NY

October 6, 2023

An Independent Member of Urbach Hacker Young International